Exhibit 99.1

eMagin Reports Second Quarter 2011 Net Income of $3.0 Million

Submits 10-Q for the Quarter Ended June 30, 2011 for Filing as Required to Regain Compliance with NYSE/AMEX Continued Listing Requirements

Resolves Warrant Accounting Issue Going Forward

BELLEVUE, WA – October 10, 2011 - eMagin Corporation (NYSE Amex: EMAN), the leader in OLED technology for the design and manufacture of OLED microdisplays for high resolution imaging products, announced today that it has submitted for filing its financial results on Form 10-Q for the second quarter ended June 30, 2011,  as required to regain compliance with the NYSE/Amex’s continued listing requirements.  The Company will have regained compliance once Amex has issued it a letter indicating this. The full 10-Q is expected to be available for viewing on the SEC website on Tuesday, October 11, 2011.

Revenues for the second quarter of 2011 were $7.4 million and operating income was $623,375. Net income for the period was $3.0 million, or $0.01 per diluted share. The gross margin for the second quarter increased to 49%, a significant improvement from the 41% reported in the first quarter of 2011, as revenues increased and production improved.

On August 11, 2011, eMagin announced that due to a change in auditors, it would delay its 10-Q filing in order to address a change in the accounting treatment of certain warrants as well as a change in the method of calculating earnings per share. With respect to the warrants, the Company has only one remaining warrant currently outstanding (which is for one million shares). All other warrants have been exercised or have expired. Regarding the remaining warrant, the Company has, as of September 30, 2011, restructured it through an agreement with the holder in order to ensure that there will be no net income impact beyond the third quarter of 2011. As previously stated in our 8-K filing, the new accounting treatment of warrants resulted in non-cash accounting charges in the form of non-cash, fair market value gain or loss and had no impact on eMagin’s operations, operating income, or cash flow. The Company has submitted for filing its amended 2009, 2010 and 2011 10-Ks and 10-Qs with the revised warrant treatment and earnings per share calculations.

“We are pleased with the improved results for the second quarter,” stated Andrew Sculley, President and CEO. “Our business continues to expand into additional applications. We have begun shipments to our new high-end camera customer. Our new OLED deposition machine, which is expected to arrive at our production facility in Hopewell Junction, New York, in early November, will result in improvements in capacity and yield.”

Mr. Sculley continued, “Our base business remains strong and we continue to be optimistic that we will meet our 2011 revenue guidance of between $29.0 and $33.0 million based on several factors including current market conditions, production capacity, the Company’s backlog under existing contracts, initial shipments to a significant new customer, and other potential new business.”

About eMagin Corporation

A leader in OLED microdisplay technology and personal display systems, eMagin integrates high-resolution OLED microdisplays with magnifying optics to deliver virtual images comparable to large-screen computer and television displays in portable, low-power, lightweight personal displays. eMagin microdisplays provide near-eye imagery in a variety of products from military, industrial, medical and consumer OEMs. The Company's own Z800 3DVisor provides 3D stereovision and headtracking for PC gaming, training and simulation, immersion therapy, and other applications. More information about eMagin is available at www.emagin.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding eMagin Corporation's expectations, intentions, strategies and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements as a result of various important factors, including those described in the Company's most recent filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, such statements should not be regarded as a representation by the Company, or any other person, that such forward-looking statements will be achieved. The business and operations of the Company are subject to substantial risks which increase the uncertainty inherent in forward-looking statements. We undertake no duty to update any of the forward-looking statements, whether as a result of new information, future events or otherwise. In light of the foregoing, readers are cautioned not to place undue reliance on such forward-looking statements.

TABLES FOLLOW

eMAGIN CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	June 30, 2011 (unaudited)	December 31, 2010

ASSETS

Current assets:
Cash and cash equivalents	$6,878	$7,796
Short-term investments	5,250	3,100
Accounts receivable, net	5,230	5,150
Inventory	2,089	1,905
Prepaid expenses and other current assets	789	777
Total current assets	20,236	18,728
Long-term investments	500	1,500
Equipment, furniture and leasehold improvements, net	4,053	3,287
Intangible assets, net	37	39
Other assets	92	92
Deferred tax asset	9,056	9,056
Total assets	$33,974	$32,702

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$1,078	$1,100
Accrued compensation	1,594	1,975
Other accrued expenses	1,225	1,781
Advance payments	108	101
Deferred revenue	140	26
Warrant liability	6,165	7,694
Other current liabilities	210	170
Total current liabilities	10,520	12,847
Warrant liability	4,664	5,158
Total liabilities	15,184	18,005

Commitments and contingencies (Note 12)

Shareholders’ equity:
Preferred stock, $.001 par value: authorized 10,000,000 shares:
Series B Convertible Preferred stock, (liquidation preference of $5,659,000) stated value $1,000 per share, $.001 par value: 10,000 shares designated and 5,659 issued and outstanding as of June 30, 2011 and 5,679 issued and outstanding as of December 31, 2010	—	—
Common stock, $.001 par value: authorized 200,000,000 shares, issued and outstanding, 22,128,858 shares as of June 30, 2011 and 21,210,445 as of December 31, 2010	22	21
Additional paid-in capital	210,757	206,298
Accumulated deficit	(191,989)	(191,622)
Total shareholders’ equity	18,790	14,697
Total liabilities and shareholders’ equity	$33,974	$32,702

 eMAGIN CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue:

Product	$5,948	$6,404	$10,258	$10,890
Contract	1,501	1,908	2,632	3,349

Total revenue, net	7,449	8,312	12,890	14,239

Cost of goods sold:

Product	3,043	2,640	5,652	4,485
Contract	780	933	1,366	1,697

Total cost of goods sold	3,823	3,573	7,018	6,182

Gross profit	3,626	4,739	5,872	8,057

Operating expenses:

Research and development	774	643	1,306	1,377
Selling, general and administrative	2,228	3,137	4,369	4,819
Total operating expenses	3,002	3,780	5,675	6,196

Income from operations	624	959	197	1,861

Other income (expense):
Interest expense	(30)	(30)	(59)	(58)
Interest income	13	1	29	8
Change in fair value of warrant liability	2,577	(846)	(480)	(10,343)
Total other income (expense), net	2,560	(875)	(510)	(10,393)
Income (loss) before provision for income taxes	3,184	84	(313)	(8,532)
Provision for income taxes	213	18	54	19

Net income (loss)	$2,971	$66	$(367)	$(8,551)

Income (loss) per share, basic	$0.10	$0.00	$(0.02)	$(0.47)
Income (loss) per share, diluted	$0.01	$0.00	$(0.02)	$(0.47)

Weighted average number of shares outstanding:

Basic	21,853,631	19,338,241	21,688,174	18,230,129
Diluted	25,717,758	21,401,423	21,688,174	18,230,129

Non-GAAP Information

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Net (loss) income	$2,971	$66	(368)	$(8,551)
Severance	0	969	10	969
Adjusted net income	2,971	1,035	(358)	(7,582)
Non-cash compensation	505	488	1,361	922
Depreciation and amortization expense	36	20	70	36
Interest expense	29	30	59	58
Change in fair value of warrant liability	(2,577)	847	480	10,343
(Benefit from) provision for income taxes	213	18	54	19
Adjusted EBITDA	$1,177	$2,438	1,666	$3,796

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Investor Contact:

Paul Campbell, 425-284-5220, pcampbell@emagin.com